UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April 4, 2011
Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA  92130
 (Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

Subscription and Shareholder Agreement with Shenzhen VN Technologies Co., Ltd.

On April 4, 2011, China Tel Group, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“China Tel”) and Trussnet Capital Partners (HK), Ltd. (“TCP”) a limited liability company organized under the laws of Hong Kong, entered into an agreement (“Assignment Agreement”).  The Assignment Agreement relates to several other prior agreements disclosed by ChinaTel in previous SEC Form 8-K filings, and described by short hand reference as follows:

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(1) A subscription and shareholder agreement (“TCP Subscription Agreement”) dated February 16, 2009 for TCP to acquire up to 49% of the shares of Chinacomm Cayman Limited (“Chinacomm Cayman”), a Cayman Islands corporation; and (2) an addendum to the TCP Subscription Agreement (“TCP Subscription Addendum”) also dated February 16, 2009.  ChinaTel disclosed the terms of the TCP Subscription Agreement on SEC Form 8-K filed February 25, 2011.

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(1) An asset purchase agreement (“Agreement”) dated March 6, 2009 whereby TCP sold to ChinaTel its equity interest in the shares of Chinacomm Cayman represented by the TCP Subscription Agreement and TCP Subscription Addendum; (2) a $191 million promissory note (“Note”) also dated March 6, 2009 and part of the same transaction as the Agreement; and (3) a security agreement (“Pledge Agreement”), also dated March 6, 2009 and part of the same transaction as the Agreement and the Note.  ChinaTel disclosed the terms of the Agreement, the Note and the Pledge Agreement on SEC Form 8-K filed March 10, 2009

The material terms of the Assignment Agreement are as follows:

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TCP assigns to ChinaTel, without warranty, all of its right, title and interest in the TCP Subscription Agreement and TCP Subscription Addendum.  ChinaTel assumes all performance obligations of TCP, if any, under the TCP Subscription Agreement and TCP Subscription Addendum.  To the extent consent to this assignment is required from any other party to the TCP Subscription Agreement or TCP Subscription Addendum, TCP will continue to act as agent for ChinaTel, as ChinaTel directs

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Except as set forth in the Assignment Agreement, all existing rights and future obligations of both Parties under the Agreement, the Note and the Pledge Agreement, are cancelled and terminated.  Specifically, TCP waives entitlement to all past interest accrued but unpaid under the Note, and all future interest.  TCP shall return the original Note to ChinaTel marked “CANCELLED.”

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TCP shall deliver to ChinaTel the original share certificate representing 2,450,000,000 shares of Chinacomm Cayman (“Chinacomm Cayman Shares”) with appropriate endorsement to enable ChinaTel to seek the issuance of new certificate in ChinaTel’s name for all 2,450,000,000 of the Chinacomm Cayman Shares represented by that certificate.

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ChinaTel and TCP acknowledge that, pursuant to the TCP Subscription Addendum, the number of Chinacomm Cayman Shares corresponding to the unpaid outstanding balance of the subscription price are “pledged” to Chinacomm Cayman and other parties to the TCP Subscription Agreement, even though TCP maintains physical possession of the certificate for the entire 2,450,000,000 Chinacomm Cayman Shares.

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ChinaTel and TCP each release the other from any past breach or default, if any, either would be entitled to assert against the other relating to performance or non-performance of any obligation, or the accuracy of any representation or warranty contained in any of the Agreement, the Note or the Pledge Agreement

A fully executed copy of the Assignment Agreement is attached hereto and incorporated by this reference as Exhibit 10.1 to this Form 8-K.

Executive Employment Agreement with Tay Young Lee (Colin Tay)

On April 4, 2011, the Company and Tay Young Lee (Colin Tay) entered into an Executive Employment Agreement (“Employment Agreement”). The term of the Employment Agreement extends from November 1, 2010 until December 31, 2013 and shall be automatically extended for one additional year on the anniversary of the Commencement Date, unless not less than 90 days prior to each such date, either Mr. Tay or the Company give notice that it or he does not wish to extend the term of this Employment Agreement. Under the Employment Agreement, Mr. Tay will serve as President of the Company and have such powers and duties as are normally inherent in such capacity in publicly held corporations of similar size and character as the Company. Mr. Tay will receive an annual base salary of $350,000.00, and he will be eligible to participate in any cash incentive compensation plans and equity-based incentive compensation plans for executives of the Company as may be established by the Board or Compensation Committee from time to time. Under the Employment Agreement Mr. Tay shall also receive 66,909,088 shares of the Company’s Series B Common Stock. Mr. Tay shall also be entitled to participate in or receive benefits under any executive employee benefits plans that the Company may adopt, including, without limitation, each pension and retirement plan, stock ownership plan, life insurance plan and health and accident plan or arrangement established and maintained by the Company for executives of the same or lesser status within hierarchy of the Company. Mr. Tay shall be entitled to 6 weeks of paid vacation time per calendar year. Under the Employment Agreement, Mr. Tay’s employment may be terminated upon death, disability, by the Company, with or without Cause, or by Mr. Tay himself, with or without Good Reason.

The Employment Agreement was submitted for shareholder approval through preliminary information statement filed on SEC Schedule 14C on December 1, 2010 and definitive information statement filed on SEC Schedule 14C on February 10, 2011.  Shareholder approval became effective 30 days after filing of the definitive information statement on March 12, 2011, however the Employment Agreement was not signed until April 4, 2011.

A fully executed copy of the Employment Agreement is attached hereto and incorporated by this reference as Exhibit 10.2 to this Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

10.1	Assignment of Subscription Agreement and Cancellation of Promissory Note.

10.2	Executive Employment Agreement with Tay Yong Lee.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURE

CHINA TEL GROUP, INC.

Date: April 6, 2011
By: /s/George Alvarez
Name: George Alvarez
Title: Chief Executive Officer